Infoblox Inc.
3111 Coronado Drive
Santa Clara, CA 95054

November 19, 2015

Janesh Moorjani

Dear Janesh,

I am pleased to offer you a position with Infoblox Inc. (the “Company”) as Executive Vice President and Chief Financial Officer. This position reports to Jesper Andersen, President and Chief Executive Officer, and will be based in our Corporate offices in Santa Clara, California.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

We have structured an offer package for you that consist of the following components. The Company reserves the right to change or otherwise modify, in its sole discretion, the following terms of employment:

1.
Salary:  You will receive an annual salary of $430,000 less payroll deductions and all required withholdings, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

2.
Bonus Opportunity: In addition, you will be eligible to receive a non-guaranteed, discretionary quarterly bonus with a target of 60% of eligible earnings. 80% of the payment of the bonus will be paid quarterly and is dependent upon attainment of internal quarterly company goals (pro-rated for the current period). 20% will be dependent upon satisfactory completion of your annual MBO’s tied to executive team objectives which will be provided to you in advance. This MBO portion is paid annually. The bonus will be paid in the next available payroll after the Company’s books have been closed for the quarter and/or fiscal year as appropriate.  To be eligible for payment you must be actively employed at the time of payment.  Please note that no payouts are guaranteed and that the plan may be amended, terminated or replaced from time-to-time, with or without notice, by the Company’s Compensation Committee.

3.
Performance Bonus:  Infoblox will provide you with a performance bonus in the amount of $400,000, less payroll deductions and required withholdings, with one-half payable upon your commencement of employment and the other one-half to be earned upon completion of milestones to be mutually agreed within 60 days of your start date and payable on the first anniversary of your continuous employment.  You agree that if you voluntarily leave the Company within one year from your employment commencement date, you will forfeit such performance bonus and will reimburse the Company the total performance bonus amount previously paid to you.

4.
Equity: We will recommend the following to the Board of Directors of the Company (the “Board”), pursuant to the terms and conditions set forth in the Company’s 2012 Equity Incentive Plan (the “Equity Plan”):

•
Restricted Stock Units: An award of one hundred fifty thousand (150,000) Restricted Stock Units (“RSUs”).  Twenty-five percent (25%) of the RSUs will vest on the 15th of the month following the anniversary of the grant date. The remaining seventy-five percent (75%) of the RSUs will vest on a semi-annual basis over the following three years.

Vesting is contingent on your continued service to the Company or its subsidiaries.  Grants and awards are subject to approval by the Board or a committee appointed by the Board.  As such, this letter is not intended to create any obligation on the part of the Company.  Further details on the Equity Plan and any specific grant or award to you will be provided following approval by the Board or Board committee.

5.
Employee Stock Purchase Plan (ESPP): In accordance with the 2012 Employee Stock Purchase Plan, you may also be eligible to participate in the Company’s ESPP during the next enrollment period after your hire date.   Enrollment periods are June 1 - 20 and December 1 - 20.   Advance notification will be provided.

6.	Change in Control / Severance: You are also being offered the Company’s standard Change In Control Severance Agreement for Executive Vice Presidents, which is being provided under separate cover.

7.	Tax Matters - Withholding: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholdings and payroll taxes, and other deductions required by law.

8.
Tax Advice: You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

9.
Proprietary Information and Inventions Agreement: Like all Company employees, you will be required, as a condition of your continued employment with the Company, to adhere to the Company’s standard Proprietary Information and Inventions Agreement.

10.
Benefits: As a U.S. company employee, you will be eligible to enroll for all standard benefits according to the Company’s U.S. benefits plans beginning first of the month or first of the month following date of hire.  Standard benefits include:  vacation, sick leave, holidays, medical/dental/vision insurance, life insurance, disability insurance, 401(k) plan, and Section 125 cafeteria plan for those employees with full-time status (30 hours or more).   For offers of employment less than 30 hours per week a benefits plan will be provided separately.

11.
At-Will Employment: While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

12.
Interpretation, Amendment and Enforcement: This letter agreement and documents referenced herein constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

13.
Reference/Background Checks: This offer is contingent upon a satisfactory verification of references, criminal, education, driving and/or employment background. To expedite this process you are required to complete an application form and reference/background check authorizations. This offer can be rescinded at any time based upon data received in the verification, in the sole judgment of the Company.

14.
Confidentiality: As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Proprietary Information and Inventions Agreement" as a condition of your employment. A copy of the standard Proprietary Information and Inventions Agreement is enclosed for your review and signature.

We wish to impress upon you that we do not want you to, and we hereby direct you not to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, the Company's Proprietary Information and Inventions Agreement and any other agreements with the Company, and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

15.
Arbitration: You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in Santa Clara County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims. However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator in accordance with the JAMS employment arbitration rules then in effect (“JAMS rules”). The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

16.
Governing Law: The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

17.
Authorization to Work: Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below, along with a signed Proprietary Information Agreement, and return it to me. Your anticipated hire date is January 4, 2016.

This offer letter will expire if not accepted and signed by November 30, 2015.

We look forward to your joining Infoblox and believe that you will find this organization to be a truly exciting and fulfilling place to work!

Sincerely,

/s/ Norma Lane
Norma Lane
Executive Vice President, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

/s/ Janesh Moorjani
Janesh Moorjani         Date: November 30, 2015

January 4, 2016
Start Date

4